Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Equity Incentive Plan, 1999 Non-Employee Directors’ Stock Option Plan and Milestone Equity Incentive Plan of Scientific Learning Corporation and to the incorporation therein of our report dated April 11, 2005, except as to Note 2, as to which the date is May 25, 2005, with respect to the financial statements and schedule of Scientific Learning Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Francisco, California
July 14, 2005